Exhibit 10.7

CONFIDENTIAL
Lifeline/ASC Final Settlement Agreement
This Final Settlement Agreement is entered into effective as of June 30, 2006 between, on the one hand, each of the “ASC Parties” (which include American Stem Cell Corporation Kenneth Swaisland, Ken Sorensen, Milton Datsopoulos, Michael McClain, Array Capital, Catalytix LDC, Catalytix Life Sciences Hedge, Avion Holdings, Inc., jointly and severally), and, on the other hand, the “Lifeline Parties” (which include Lifeline Cell Technology, LLC, Jeffrey Janus, William B. Adams, Kenneth C. Aldrich, jointly and severally). Both sides collectively are “the Parties”, and references to the Parties are intended as references to them jointly and severally, as well as their respective parent companies, subsidiaries, affiliates, and sister entities, and their respective shareholders, partners, members, directors, officers, managers and employees, and their respective attorneys, insurers, agents, representatives, predecessors, successors and assigns.
Background, Purpose, and Interpretation
1. Background Facts. The Parties acknowledge these facts: Prior to May 15, 2006, various of the ASC Parties and the Lifeline Parties engaged in various negotiations and entered into various agreements. The last of those agreements was an Extension Agreement providing for certain transactions to be closed on or before May 15, 2006, and for certain releases by ASC Parties of rights and claims against Lifeline Parties to take effect if the closing did not occur. The closing did not occur. The ASC Parties and the Lifeline Parties dispute the legal effect of that failure to close and of those releases; certain of the ASC Parties allege that they were induced by fraud to give the releases contained in the Extension Agreement; the Lifeline Parties deny any fraud.
2. Purpose; No Admission. To avoid the uncertainties and costs of litigation, the Parties now wish to resolve all known, unknown, suspected and unsuspected claims between them, finally and forever, and they enter into this Final Settlement Agreement for that purpose. The Parties intend this Final Settlement Agreement to be the complete and final statement of the rights and obligations of the ASC Parties and the Lifeline Parties as against one another, superseding, replacing and extinguishing all rights and obligations of every kind and character as between them, excepting only those which are expressly set forth in this Final Settlement Agreement. This Final Settlement Agreement does not constitute an admission by any of the Parties that they engaged in any wrongdoing of any kind.
3. Prevention of Avoidance of Enforcement. To prevent (to the greatest extent permitted by law) any later claim that this very Final Settlement Agreement was procured by fraud or mistake, or is otherwise unenforceable according to its terms, the Parties represent, warrant and agree that they have not been induced to enter into this Final Settlement Agreement by any belief, understanding, representation, warranty, agreement, act or omission that is not expressly set forth in this Final Settlement Agreement, and further that no belief, understanding, representation, warranty, agreement, act or omission is material to this Final Settlement Agreement or the Parties’ respective decisions to enter into it, excepting only those which are expressly set forth in this Final Settlement Agreement.
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4. Limitation on Future Claims and Remedies. The Parties further agree that (to the greatest extent permitted by law) any later claim that this Final Settlement Agreement has been entered into by mistake or fraud or was breached or that consideration failed, and any other claim relating to the formation, interpretation, or performance of this Final Settlement Agreement, shall not be construed to permit the rescission of this Final Settlement Agreement or the restoration of any rights or obligations that may have existed between the ASC Parties and the Lifeline Parties prior to the effective date of this Final Settlement Agreement, but instead shall be construed to stipulate that this Final Settlement Agreement is valid and enforceable according to its terms and shall be limited to the claims and remedies expressly stated herein or otherwise available for breach or enforcement of this Final Settlement Agreement.
New Rights and Obligations
5. Transfer Shares to ASC. All shares of ASC now owned or held by any Lifeline Parties (being fifteen million five hundred thousand (15,500,000) shares) shall be transferred to ASC.
6. Amended and Restated Debt. All promissory notes issued by Lifeline in favor of ASC, and all other debt owed by Lifeline to ASC, shall be modified and amended and restated, such that Lifeline shall issue a new amended and restated promissory note to ASC in the amount of US $500,000.00, with the terms and in the form attached hereto as Exhibit A.
7. Good-Faith Cooperation. The Parties agree to cooperate with one another and to take such actions as are reasonably necessary to effectuate this Final Settlement Agreement, at no cost to the other. This includes, without limitation, prompt execution and delivery of all documents necessary to effectuate the transfer of stock, extinguishing of debt, and issuance of a new promissory note referenced above in Sections 5 and 6, consent to judicially enforced specific performance if for any reason the necessary documents are not executed and delivered, and waiver of any stay on appeal from a judicial order compelling any of those acts.
8. Effective Date of New Rights. Regardless of the actual dates on which the stock is transferred, the debt is extinguished, and the new promissory note is issued as referenced above in Sections 5 and 6, and regardless of whether those acts occur voluntarily or by judicial compulsion, each of those acts shall be deemed to have occurred as of the effective date of this Final Settlement Agreement.
9. Tax Consequences. No Party has made any representations, warranties or agreements regarding the tax consequences, if any, of the terms of or acts contemplated by this Final Settlement Agreement. Each of the Parties agrees that it/he/she is solely and fully responsible for any such tax consequences to it/him/her, and further agrees to indemnify the other side and hold it harmless from any claim resulting from its/his/her failure to discharge any tax-related obligations arising out of or related to this Final Settlement Agreement.
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CONFIDENTIAL
10. No Disparagement. Each of the Parties agree not to disparage (directly or indirectly, orally or in writing) the other Parties or any of their affiliates, and agree to refrain from making any public statements about the other Parties or any of their affiliates, which would serve to reflect unfavorably upon the image or reputation of such Party.
Releases
11. Mutual General Releases. Excepting only as to rights and obligations expressly set forth in this Final Settlement Agreement, the ASC Parties on the one hand (and any person who may claim through them), and the Lifeline Parties on the other (and any person who may claim through them), each hereby waives and releases the other side (and their respective parent companies, subsidiaries, affiliates, and sister entities, and their respective shareholders, partners, members, managers, directors, officers, and employees, and their respective attorneys, insurers, agents, representatives, predecessors, successors and assigns), from every right, obligation, action, suit, liability, charge or claim (of the broadest possible description), whether known or unknown, suspected or unsuspected, that any of the ASC Parties may at any time otherwise have against any of the Lifeline Parties, and vice versa, arising from acts, events or circumstances occurring on or before the effective date of this Final Settlement Agreement, including without limitation any right, obligation or claim which arises from or is related to any actual or alleged promissory notes, debt, agreements relating to stock, other contracts, communications, promises, discussions, negotiations, fraud, misrepresentation, breach of fiduciary duty, or other acts or omissions as between ASC and Lifeline. The release given herein excludes for purposes hereof the Final Settlement Agreement. The persons released by the ASC Parties are referred to as the “Lifeline Releasees”. The persons released by the Lifeline Parties are referred to as the “ASC Releasees”.
12. Waiver of Cal. Civ. Code § 1542. Each of the Parties represents, warrants and agrees that the releases provided in this Final Settlement Agreement extend to all rights, obligations and claims of every nature and kind as further described above, even if unknown or unsuspected, and expressly waives and relinquishes all rights under California Civil Code §1542 (or similar law of any jurisdiction), which reads as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”
13. No Other Claims. Each of the ASC Parties and the Lifeline Parties represents and warrants to the other side that it/he/she (a) has not assigned or transferred any claims against the Lifeline Releasees or ASC Releasees, as applicable; and (b) has not filed or otherwise asserted any claims against any of the Lifeline Releasees or ASC Releasees, respectively, with any state, federal, or local agency, court or other tribunal, and warrants and agrees that, except to the extent such an agreement would be prohibited by law, it/he/she will not do so at any time hereafter based on any acts, events or circumstances occurring on or before the effective date of this Final Settlement Agreement, and that, if any agency, court or other tribunal assumes jurisdiction of any such claim on behalf of any of the ASC Parties or the Lifeline Parties, that Party shall direct that agency, court or tribunal to withdraw or dismiss the matter with prejudice.
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CONFIDENTIAL
General Terms
14. Titles Not Substantive. The titles and headings herein are for ease of reference only and shall not be considered in interpreting this Final Settlement Agreement.
15. Heirs and Assigns. The rights and obligations of the Parties hereunder shall bind and benefit their respective successors, administrators, spouses, heirs and assigns.
16. Severability. If any provision of this Final Settlement Agreement is held invalid or contrary to law by a court or other tribunal of competent jurisdiction, the invalidity shall not affect other provisions which can be given their intended effect without the invalid provision, and to this end the provisions of this Final Settlement Agreement are severable.
17. Integration and Modification. This instrument supersedes all prior discussions and agreements and contains all representations, warranties and agreements between the Parties relating to the rights herein granted and the obligations herein assumed or released. The Parties represent, warrant and agree that in executing this Final Settlement Agreement, they do not rely and have not relied upon any representation, warranty, or agreement made by any of the Parties, other than those representations, warranties and agreements which are expressly stated in this Agreement. The Parties agree that any alleged representations, warranties or agreements not expressly set forth herein were not material to any Party’s decision to enter into this Final Settlement Agreement. This Final Settlement Agreement can be modified only by a writing signed by the Party to be charged.
18. Waivers. A Party’s waiver or failure to exercise any right under this Final Settlement Agreement shall not be construed to waive, support a finding of estoppel with respect to, or otherwise affect that Party’s assertion of any right in the future.
19. Jurisdiction and Venue. This Final Settlement Agreement is entered into and shall be performed in the County of Los Angeles, State of California, where both ASC and Lifeline have their headquarters. Each Party consents to the exclusive jurisdiction of California in connection with any claim arising out of or related to this Final Settlement Agreement, and any such claim shall be submitted to the exclusive jurisdiction of the Los Angeles Superior Court. The construction and interpretation of this Final Settlement Agreement shall be governed by the laws of California applicable to contracts made and wholly to be performed in California.
20. Attorneys’ Fees. In the event of a dispute arising out of or related to this Final Settlement Agreement which reasonably leads to litigation or other dispute-resolution procedure in any tribunal or forum whatsoever, the prevailing Party shall be entitled to an award of attorneys’ fees and expenses (not limited to taxable costs) incurred in connection therewith, including without limitation those incurred in connection with obtaining, enforcing and/or collecting on any award or judgment related to such a dispute or this Final Settlement Agreement.
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21. Negotiation and Advice of Counsel. Each Party acknowledges that it/he/she has had a full opportunity both to negotiate the terms of this Final Settlement Agreement and to obtain legal advice from an attorney of its/his/her choosing regarding the terms of this Final Settlement Agreement, the Parties’ rights and obligations hereunder, and the advisability of entering into this Final Settlement Agreement. Each Party represents that it/he/she has either knowingly decided to execute this Final Settlement Agreement based on advice of counsel or has knowingly decided to waive the right to counsel and execute this Final Settlement Agreement without such advice. This Final Settlement Agreement shall be deemed to have been prepared jointly by the Parties, and the usual rule that the provisions of a document are to be construed against the drafter shall not apply.
22. Authority to Sign. The person signing below on behalf of each of the Parties, and each of the Parties, represents and warrants that the signing person has the authority to execute this Final Settlement Agreement on behalf of said Party, and that it is not necessary for any other Party to inquire further into the validity of execution or authority to execute. Each Party further represents and warrants that it/he/she is the sole owner of every right, obligation and claim released by it/him/her in this Agreement, and that it/he/she has not assigned, transferred or encumbered all or any part of any such right, obligation or claim.
23. Multiple Counterparts. This Final Settlement Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Faxed or scanned signatures shall be deemed valid as if they were inked originals.
(Signature Pages to Follow)
Lifeline/ASC Final Settlement Agreement — Page 5 of 9

Wherefore, the Parties affix their authorized signatures hereto:

AMERICAN STEM CELL CORPORATION

By:	/S/ KENNETH SWAISLAND	/S/ ANDREW SCHWAB

	Kenneth Swaisland, CEO	Andrew Schwab, Secretary

LIFELINE CELL TECHNOLOGIES, LLC

By:	/S/ KENNETH C. ALDRICH	/S/ WILLIAM B. ADAMS

	Kenneth C. Aldrich,	William B. Adams,
	Managing Member	Managing Member

/S/ KEN SORENSEN		/S/ KENNETH SWAISLAND

Ken Sorensen, Individually		Kenneth Swaisland, Individually

/S/ MILTON DATSOPOULOS		/S/ MICHAEL MCLAIN

Milton Datsopoulos, Individually		Michael McClain, Individually

/S/ JEFFREY JANUS		/S/ WILLIAM B. ADAMS

Jeffrey Janus, Individually		William B. Adams, Individually

/S/ KENNETH C. ALDRICH

Kenneth C. Aldrich, Individually

ARRAY CAPITAL		CATALYTIX LDC

By:	/S/ KEN SORENSEN	By:	/S/ KEN SORENSEN

Title:		Title:

CATALYTIX LIFE SCIENCES HEDGE		AVION HOLDINGS, INC.

By:	/S/ KEN SORENSEN	By:	/S/KENNETH SWAISLAND

Title:		Title:

(Signature Page to Lifeline/ASC Final Settlement Agreement)
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